Exhibit 99.1

FOR IMMEDIATE RELEASE

February 28, 2019

Life Storage, Inc. Completes Planned CEO Succession

Buffalo, NY, February 28, 2019 – Life Storage, Inc. (NYSE:LSI) a leading national owner and operator of self storage properties, stated today, pursuant to its succession plan announced in September of last year, that Joseph V. Saffire has been appointed the Company’s Chief Executive Officer effective March 1, 2019. He replaces David Rogers, who is retiring after serving in that capacity since 2012.

Mr. Saffire has been the Company’s Chief Investment Officer since 2017. Prior to that, he held various executive leadership positions over a 20-year banking career with HSBC, Wells Fargo and First Niagara Financial Group, with extensive experience in commercial real estate, including self storage.

Mr. Rogers is one of four co-founders of the Company and has held various executive positions for 35 years. He is, and will remain, on the Company’s Board of Directors.

He commented “Joe, Andy (Andrew Gregoire, CFO) and Ed (Edward Killeen, COO) form a great leadership team, and have the talent and experience to continue to grow our Company’s portfolio and build value for our shareholders. I look forward to watching Life Storage thrive on their watch”.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. Located in Buffalo, New York, the Company operates more than 750 storage facilities in 28 states and Ontario, Canada. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to its 400,000-plus customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com/.

Contact:

Life Storage, Inc.

David Dodman

(716) 229-8284

ddodman@lifestorage.com